Exhibit 99.1

Contact:            David Coles
                           (310) 952-1579

LEINER HEALTH PRODUCTS REACHES AGREEMENT IN PRINCIPLE ON A FORBEARANCE EXTENSION FROM LENDERS

CARSON, CA, August 31, 2001 – Leiner Health Products Inc. today announced that it has reached an agreement in principle with its lenders to extend the previously announced forbearance period until September 28, 2001.

The previous forbearance agreement that Leiner had entered into with its bank lenders terminated on August 31.  Before entering into the first forbearance agreement, the Company had been operating under a series of waivers as a result of covenant breaches under its bank credit agreement.  The second forbearance agreement will allow the Company additional time to complete its financial restructuring proposal.

Robert Kaminski, Chief Executive Officer, said, “I am pleased to report that as a result of the progress we have made on the development of our restructuring plan, our bank lenders have agreed to continue to work with us in our restructuring efforts.  With our recent positive earnings results and the continued support and assistance of our bank lenders throughout this process, we are optimistic about arriving at a consensual plan of reorganization for Leiner.”

Under the terms of the second forbearance agreement, Leiner’s bank lenders will continue not to exercise remedies available to them during the forbearance period.  As in the first forbearance agreement, the second forbearance agreement will terminate if the company fails to make any payments as required thereunder or fails to remedy any other default within two business days of notice of such default.  Termination of restructuring discussions between the company and its various constituencies would result in a termination of the second forbearance agreement.

The second forbearance agreement will continue to require, through the end of the forbearance period, a one percent increase in the applicable margin and use of the proceeds of any antitrust litigation to prepay outstanding bank debt.  The agreement also requires the company to pay $300,000 in forbearance fees and to place in escrow the interest on the bank debt for October.

In addition, during the second forbearance period, the Company continues to be subject to certain material obligations and covenants contained in the first forbearance agreement.

Leiner Health Products Inc., headquartered in Carson, California, is one of America’s leading vitamin, mineral, nutritional supplement and OTC pharmaceutical manufacturers.  The company markets products under several brand names, including Natures OriginTM, YourLife® and Pharmacist Formula®.  For more information about Leiner Health Products, visit www.leiner.com

Forward-Looking Statement

Certain of the statements contained in this press release (other than statements of historical fact) are forward-looking statements, including statements regarding, without limitation, the company’s restructuring initiative, the company’s relationship with its lenders, trends in the company’s business, and the company’s future liquidity requirements and capital resources.

Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the company will be those anticipated by management.  There can be no assurance that agreement will be reached on a financial restructuring proposal by September 28, 2001, or, if no such agreement is reached, that the forbearance agreement will be extended beyond that date. If the bank lenders or the subordinated debt holders were to accelerate maturity of amounts due under the amended credit agreement or the subordinated notes, respectively, and other long-term debt became immediately payable as a result of any such action, the company would not have sufficient funds to repay its outstanding debt, and no assurance can be given that alternative sources of sufficient financing would be available on acceptable terms, or at all.  The important factors described elsewhere in this press release and in the company’s Form 10-K for the fiscal year ended March 31, 2001 on file with the Securities and Exchange Commission, could affect the company’s actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements.  In light of the factors, there can be no assurance that events anticipated by the forward-looking statements contained in this press release will in fact transpire.  The company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events.

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